     As filed with the Securities and Exchange Commission on July 6, 2000.

                                                 REGISTRATION NO. 333-_________

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                GREY WOLF, INC.
             (Exact name of registrant as specified in its charter)

               TEXAS                                      74-2144774
   (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                    Identification No.)

     10370 RICHMOND AVENUE, SUITE 600                  DAVID W. WEHLMANN
         HOUSTON, TEXAS 77042                        SENIOR VICE PRESIDENT
            (713) 435-6100                         AND CHIEF FINANCIAL OFFICER
                                                10370 RICHMOND AVENUE, SUITE 600
                                                      HOUSTON, TEXAS 77042
                                                         (713) 435-6100

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies To:

                                NICK D. NICHOLAS
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, 35TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 226-0600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                           PROPOSED             PROPOSED
                                                                           MAXIMUM              MAXIMUM
                                                      AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED         PER SHARE              PRICE         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share...........   14,714,500(1)         $4.79(2)        $70,482,455(1)(2)  $18,608(1)(2)
================================================================================================================================

(1) Does not include 53,472,353 shares covered by previous registration statements and included in the combined prospectus filed herewith pursuant to Rule 429. Aggregate registration fees of $69,736.50 were paid regarding the shares covered by such previous registration statements.

(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the Common Stock on the American Stock Exchange on July 5, 2000, $4.79 per share.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND ALSO RELATES TO 53,472,353 SHARES OF THE REGISTRANT'S COMMON STOCK PREVIOUSLY REGISTERED UNDER THE FOLLOWING REGISTRATION STATEMENTS: 333-39683; 333-20423; 333-14783; AND 333-6077.


===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 6, 2000


PROSPECTUS



                               68,186,853 SHARES

                                GREY WOLF, INC.

                                  COMMON STOCK

                                   ---------


     The selling shareholders identified in this prospectus are offering up to 68,186,853 shares of our common stock which are currently issued and outstanding or are issuable by us upon exercise of options held by the selling shareholders. The selling shareholders may sell shares of our common stock from time-to-time in transactions, including block transactions, on the exchanges or quotation systems on which our common stock may be then listed for trading or quoted, or in transactions not crossing any exchange or other public market. Shares may be sold in privately-negotiated transactions, in underwritten offerings, or by a combination of methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     We are not offering any shares of our common stock for sale under this prospectus and we will not receive any of the proceeds from the sale of shares by selling shareholders under this prospectus.

     Our common stock is traded on the American Stock Exchange under the symbol "GW." On July 3, 2000, the last reported sale price of our common stock was $5.06 per share.


                                   ---------


                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 IN THIS PROSPECTUS.


                                   ---------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                    This prospectus is dated July ___, 2000.

                               TABLE OF CONTENTS



SECTION                                                                                                                PAGE
-------                                                                                                                ----
Where You Can Find More Information.......................................................................................3

Grey Wolf, Inc............................................................................................................4

Forward-looking Statements................................................................................................4

Risk Factors..............................................................................................................5

Selling Shareholders.....................................................................................................12

Plan of Distribution.....................................................................................................15

Legal Matters............................................................................................................16

Experts..................................................................................................................16

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information with respect to our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our public filings arc also available from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

     SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

         o        our Annual Report on Form 10-K for the year ended December
                  31, 1999;

         o        our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2000;

         o        our Current Report on Form 8-K filed on March 31, 2000;

         o        our Definitive Proxy Statement on Schedule 14A dated April 4,
                  2000;

         o the description of our common stock contained in our current report on Form 8-K dated October 6, 1997; and

         o the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A filed with the SEC on October 9, 1998.

         You may request a copy of these filings, which we will provide to you at no cost, by telephoning or writing us at the following address:

                      Grey Wolf, Inc.
                      10370 Richmond Avenue, Suite 600
                      Houston, Texas 77042-4136
                      (713) 435-6100

         You should rely only on the information incorporated by reference or contained this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                GREY WOLF, INC.

         We are a leading provider of contract land drilling services in the United States with a domestic fleet of 120 rigs, of which 108 are marketable. Of the 108 marketable rigs, 77 rigs are marketed while 31 are cold-stacked. We also have an inventory of 12 non-marketed rigs located in the United States which are held for refurbishment as demand for drilling services warrants. In addition to our domestic operations, we maintain a fleet of five non-marketed rigs in Venezuela, giving us a total of 125 rigs. Our core markets are in Ark-La-Tex, the Gulf Coast, Mississippi/Alabama and South Texas markets. Our customers are independent oil and gas producers and major oil companies. We conduct our operations through our subsidiaries.

         Our principal office is located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042-4136, and our telephone number is (713) 435-6100.


                           FORWARD-LOOKING STATEMENTS

         The statements in this prospectus and the documents incorporated by reference that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus. When used in this prospectus and the documents incorporated by reference, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict," and similar expressions are intended to identify forward-looking statements. Future events and actual results may differ materially from the results expressed in or implied by the forward-looking statements. Factors that might cause such a difference include:

               o    fluctuations in prices and demand for oil and gas;

               o fluctuations in levels of oil and gas exploration and development activities;

               o fluctuations in the demand for contract land drilling services;

               o    the existence and competitive responses of our competitors;

               o    technological changes and developments in the industry;

               o the existence of operating risks inherent in the contract land drilling industry; and

               o    U.S. and global economic conditions.

         The information contained in this prospectus, including the information presented under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

                                  RISK FACTORS

         An investment in our common stock is very risky. You should carefully consider the following risk factors and all of the other information set forth or incorporated by reference in this prospectus before you purchase our common stock.

OUR BUSINESS CAN BE ADVERSELY AFFECTED BY LOW OIL AND GAS PRICES AND EXPECTATIONS OF LOW PRICES.

         As a supplier of land drilling services, our business depends on the level of drilling activity by oil and gas exploration and production companies operating in the geographic markets where we operate. The number of wells they choose to drill is strongly influenced by past trends in oil and gas prices, current prices, and their outlook for future oil and gas prices within those geographic markets. Low oil and gas prices, or the perception among oil and gas companies that future prices are likely to decline, can materially and adversely affect us in many ways, including:

         o        our revenues, cash flows and earnings;

         o        the fair market value of our rig fleet;

         o        our ability to maintain or increase our borrowing capacity;

         o our ability to obtain additional capital to finance our business and make acquisitions, and the cost of that capital; and

         o our ability to retain skilled rig personnel who we would need in the event of a upturn in the demand for our services.

         Oil and gas prices have been volatile historically and, we believe, will continue to be so in the future. Many factors beyond our control affect oil and gas prices, including:

         o        weather conditions in the United States and elsewhere;

         o        economic conditions in the United States and elsewhere;

         o        actions by OPEC, the Organization of Petroleum Exporting
                  Countries;

         o political stability in the Middle East and other major producing regions;

         o        governmental regulations, both domestic and foreign;

         o the pace adopted by foreign governments for exploration of their national reserves;

         o        the price of foreign imports of oil and gas; and

         o        the overall supply and demand for oil and gas.

WE OPERATE IN A HIGHLY COMPETITIVE, FRAGMENTED INDUSTRY IN WHICH PRICE COMPETITION IS INTENSE.

         The drilling contracts we compete for are usually awarded on the basis of competitive bids. Pricing and rig availability are the primary factors considered by our potential customers in determining which drilling contractor to select. We believe other factors are also important. Among those factors are:

         o        the type and condition of drilling rigs;

         o        the quality of service and experience of rig crews;

         o        the safety record of the rig;

         o        the offering of ancillary services; and

         o the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

         While we must generally be competitive in our pricing, our competitive strategy generally emphasizes the quality of our equipment, the safety record of our rigs and the experience of our rig crews to differentiate us from our competitors. This strategy is less effective as lower demand for drilling services intensifies price competition and makes it more difficult for us to compete on the basis of factors other than price. In all of the markets in which we compete, an over supply of rigs can cause greater price competition.

         Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and make any improvement in demand for drilling rigs short-lived.

WE FACE COMPETITION FROM MANY COMPETITORS WITH GREATER RESOURCES.

         Certain of our competitors have greater financial and human resources than we do. Their greater capabilities in these areas may enable them to:

         o        better withstand periods of low rig utilization;

         o compete more effectively on the basis of price and technology;

         o        retain skilled rig personnel; and

         o build new rigs or acquire and refurbish existing rigs so as to be able to place rigs into service more quickly than us in periods of high drilling demand.

OUR DRILLING OPERATIONS INVOLVE INHERENT RISKS OF LOSS WHICH IF NOT INSURED OR INDEMNIFIED AGAINST COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Our business is subject to the many hazards inherent in the land drilling business, including the risks of:

         o        blowouts;

         o        fires and explosions;

         o        collapse of the borehole;

         o        lost or stuck drill strings; and

         o        damage or loss from natural disasters.

         We attempt to obtain indemnification from our customers by contract for certain of these risks under daywork contracts but are not always able to do so. We also seek to protect ourselves from some but not all operating hazards through insurance coverage.

         If these hazards occur they can produce substantial liabilities to us from, among other things:

         o        suspension of drilling operations;

         o        damage to the environment;

         o damage to, or destruction of our property and equipment and that of others;

         o        personal injury and loss of life; and

         o damage to producing or potentially productive oil and gas formations through which we drill.

         The indemnification we receive from our customers and our own insurance coverage may not, however, be sufficient to protect us against liability for all consequences of disasters, personal injury and property damage. Additionally, our insurance coverage generally provides that we bear a portion of the claim through substantial insurance coverage deductibles. The premiums we pay for insurance policies are also subject to substantial increase based upon our claims history, which may increase our operating costs. We can offer you no assurance that our insurance or indemnification arrangements will adequately protect us against liability from all of the hazards of our business. We are also subject to the risk that we may be unable to obtain or renew insurance coverage of the type and amount we desire at reasonable rates. If we were to incur a significant liability for which we were not fully insured or indemnified it could have a material adverse effect on our financial position and results of operations.

OUR OPERATIONS ARE SUBJECT TO DOMESTIC AND FOREIGN ENVIRONMENTAL LAWS THAT MAY EXPOSE US TO LIABILITIES FOR NONCOMPLIANCE WHICH COULD ADVERSELY AFFECT US.

         Many aspects of our operations are subject to domestic and foreign laws and regulations. For example, our drilling operations are typically subject to extensive and evolving laws and regulations governing:

         o        environmental quality;

         o        pollution control; and

         o        remediation of environmental contamination.

         Our operations are often conducted in or near ecologically sensitive areas, such as wetlands which are subject to special protective measures and which may expose us to additional operating costs and liabilities for noncompliance with applicable laws. The handling of waste materials, some of which are classified as hazardous substances, is a necessary part of our operations. Consequently, our operations are subject to stringent regulations relating to protection of the environment and waste handling which may impose liability on us for our own noncompliance and, in addition, that of other parties without regard to whether we were negligent or otherwise at fault. We may also be exposed to environmental or other liabilities originating from businesses and assets which we purchased from others. Compliance with applicable laws and regulations may require us to incur significant expenses and capital expenditures which could have a material and adverse affect on our operations by increasing our expenses and limiting our future contract drilling opportunities.

DESPITE RECENT IMPROVEMENTS, WE ARE STILL EXPERIENCING RELATIVELY WEAK DEMAND FOR OUR SERVICES DUE, WE BELIEVE, TO UNCERTAINTY ABOUT OIL AND GAS PRICES.

         Volatility in oil and gas prices can produce wide swings in the levels of overall drilling activity in the markets we serve and affect the demand for our drilling services and the dayrates we can charge for our rigs. Pronounced downturns in oil and gas prices, or expectations of downturns, can adversely affect our business.

         We believe our operating and financial performance illustrates this risk. Oil and gas prices generally dropped beginning in late 1997, with generally lower commodity prices extending well into 1999. Beginning in the first quarter of 1998, drilling activity in the markets we serve also dropped significantly, and we experienced significant declines both in the utilization rates for our rigs and in the dayrates we could charge for them. Our rig utilization in our core domestic markets was 81% during the first quarter of 1998, declined to an average of 41% for the fiscal year 1999 and was 56% for the first quarter of 2000. Our average revenue per rig day worked was $9,407 in the first quarter of 1998, $8,956 for the fiscal year 1999 and $10,616 for the first quarter of 2000.

         Future demand for our rigs may decline and we can offer you no assurance otherwise. If drilling activity does increase in the areas where we operate, we cannot assure you that demand for our rigs will also increase.

IN ADDITION TO TRADE LIABILITIES, WE HAVE $250.0 MILLION IN PRINCIPAL AMOUNT OF INDEBTEDNESS UNDER OUR SENIOR NOTES AND OUR RECENT OPERATIONS HAVE NOT GENERATED SUFFICIENT CASH FLOW TO COVER OUR SEMI-ANNUAL INTEREST PAYMENTS OF APPROXIMATELY $11.1 MILLION.

         We are indebted for a total of $250.0 million in principal amount under our 8-7/8% Senior Notes due 2007. Semi-annual interest payments on the senior notes of approximately $11.1 million are due on January 1 and July 1 of each year. For the year ended December 31, 1999, and for the quarter ended March 31, 2000, our activities consumed net cash rather than provided additional cash. To meet our debt service obligations under the senior notes and provide necessary cash, we were required to use our cash on hand.

         Our ability in the future to meet our debt service obligations and reduce our total indebtedness will depend on a number of factors including:

         o        oil and gas prices;

         o        demand for our drilling services;

         o        whether our business strategy is successful;

         o        levels of interest rates; and

         o        other financial and business factors that affect us.

         Many of these factors are beyond our control.

         If we do not generate sufficient cash flow to pay debt service and repay principal in the future, we will likely be required to use one or more of the following measures:

         o        further diminish our cash balances;

         o        use our existing credit facility;

         o        obtain additional external financing;

         o        refinance our indebtedness; and

         o        sell our assets.

         We can give no assurance that any such sources of funds will be adequate to meet our needs or be available on terms acceptable to us.

WE HAVE HAD ONLY ONE PROFITABLE YEAR SINCE 1991.

         We have a history of losses with our only profitable year since 1991 being 1997 in which we had net income of $10.2 million. Whether we are able to become profitable in the future will depend on many factors, but primarily on whether we are able to obtain higher utilization rates for our rigs and the rates we charge for them. Whether we can achieve those goals will largely depend on oil and gas prices which are beyond our control.

UNEXPECTED COST OVERRUNS ON OUR TURNKEY AND FOOTAGE DRILLING JOBS COULD ADVERSELY AFFECT US.

         We have historically derived a significant portion of our revenues from turnkey and footage drilling contracts and we expect that they will continue to represent a significant component of our revenues. The occurrence of uninsured or under-insured losses or operating cost overruns on our turnkey and footage jobs could have a material adverse effect on our financial position and results of operations. Under a typical turnkey or footage drilling contract, we agree to drill a well for our customer to a specified depth and under specified conditions for a fixed price. We typically provide technical expertise and engineering service, as well as most of the equipment required for the drilling of turnkey and footage wells. We often subcontract for related services. Under typical turnkey drilling arrangements, we do not receive progress payments and are entitled to be paid by our customer only after we have performed the terms of the drilling contract in full. For these reasons, the risk to us under turnkey and footage drilling contracts is substantially greater than for wells drilled on a daywork basis because we must assume most of the risks associated with drilling operations that are generally assumed by our customer under a daywork contract. Although we attempt to obtain insurance coverage to reduce certain of the risks inherent in our turnkey and footage drilling operations, we can offer no assurance that adequate coverage will be obtained or will be available in the future.

WE COULD BE ADVERSELY AFFECTED IF WE LOST THE SERVICES OF CERTAIN OF OUR SENIOR MANAGERS.

         Our business is dependent to a significant extent on a small group of our executive management personnel. The loss of any one of these individuals could have a material adverse effect on our financial condition and results of operations.

OUR INDENTURES AND CREDIT AGREEMENTS MAY PROHIBIT US FROM PARTICIPATION IN CERTAIN TRANSACTIONS THAT WE MAY CONSIDER ADVANTAGEOUS.

         The indentures under which we issued our senior notes contain restrictions on our ability and the ability of certain of our subsidiaries to engage in certain types of transactions. These restrictive covenants may adversely affect our ability to pursue business acquisitions and rig refurbishments. These include covenants prohibiting or limiting our ability to:

         o        incur additional indebtedness;

         o        pay dividends or make other restricted payments;

         o        sell material assets;

         o        grant or permit liens to exist on our assets;

         o        enter into sale and lease-back transactions;

         o        enter into certain mergers, acquisitions and consolidations;

         o        make certain investments;

         o        enter into transactions with related persons; and

         o engage in lines of business unrelated to our core land drilling business.

         Our senior secured credit facility also contains covenants restricting our ability and our subsidiaries' ability to undertake many of the same types of transactions, and contains financial ratio covenants. They may also limit our ability to respond to changes in market conditions. Our ability to meet the financial ratio covenants of our credit agreement can be affected by events and conditions beyond our control and we may be unable to meet those tests.

         Our senior secured credit facility contains default terms that effectively cross default with the indentures covering our senior notes. If we breach the covenants in the indentures it could cause our default on our senior notes, and also under our senior secured credit agreement, and possibly under other then outstanding debt obligations owed by us or our subsidiaries. If the indebtedness under our senior secured credit agreement or other indebtedness owed by us or our subsidiaries is more than $10.0 million and is not paid when due, or is accelerated by the holders of the debt, then an event of default under the indenture covering our senior notes would occur. If circumstances arise in which we are in default under our various credit agreements, our cash and other assets may be insufficient to repay our indebtedness and that of our subsidiaries.

WE COULD BE ADVERSELY AFFECTED IF SHORTAGES OF EQUIPMENT, SUPPLIES OR PERSONNEL OCCUR.

         While we are not currently experiencing any shortages, from time to time there have been shortages of drilling equipment and supplies which we believe could reoccur. During periods of shortages, the cost and delivery times of equipment and supplies are substantially greater. In the past, in response to such shortages, we have formed alliances with various suppliers and manufacturers that enabled us to reduce our exposure to price increases and supply shortages.

Although we have formed many informal supply alliances with equipment manufacturers and suppliers, and are attempting to establish arrangements to assure adequate availability of certain necessary equipment and supplies on satisfactory terms, there can be no assurance that we will be able to do so or to maintain existing alliances. Shortages of drilling equipment or supplies could delay and adversely affect our ability to return to service our cold-stacked or inventory rigs and obtain contracts for our marketable rigs, which could have a material adverse effect on our financial condition and results of operations.

         Although we have not encountered material difficulty in hiring and retaining qualified rig crews, such shortages are occurring in the industry. We may experience shortages of qualified personnel to operate our rigs, which could have a material adverse effect on our financial condition and results of operations.

OUR EXISTING DIVIDEND POLICY AND CONTRACTUAL RESTRICTIONS LIMIT OUR ABILITY TO PAY DIVIDENDS.

         We have never declared a cash dividend on our common stock and do not expect to pay cash dividends on our common stock for the foreseeable future. We expect that all cash flow generated from our operations in the foreseeable future will be retained and used to develop or expand our business, pay debt service and reduce outstanding indebtedness. Furthermore, the terms of our senior secured credit facility prohibit the payment of dividends without the prior written consent of the lenders and the terms of the indentures under which our senior notes are issued also restrict our ability to pay dividends under certain conditions.

CERTAIN PROVISIONS OF OUR ORGANIZATIONAL DOCUMENTS, SECURITIES AND CREDIT AGREEMENTS HAVE ANTI-TAKEOVER EFFECTS WHICH MAY PREVENT OUR SHAREHOLDERS FROM RECEIVING THE MAXIMUM VALUE FOR THEIR SHARES.

         Our articles of incorporation, bylaws and securities and credit agreements contain certain provisions intended to delay or prevent entirely a change of control transaction not supported by our board of directors, or which may have that general effect. These measures include:

         o classification of our board of directors into three classes, with each class serving a staggered three year term;

         o giving our board of directors the exclusive authority to adopt, amend or repeal our bylaws and thus prohibiting shareholders from doing so;

         o requiring our shareholders to give advance notice of their intent to submit a proposal at the annual meeting; and

         o limiting the ability of our shareholders to call a special meeting and act by written consent.

         Additionally, the indentures under which our senior notes are issued, require us to offer to repurchase all senior notes then outstanding at a purchase price equal to 101% of the principal amount of the senior notes plus accrued and unpaid interest to the date of purchase in the event that the we become subject to a change of control, as defined in the indentures. This feature of the indentures could also have the effect of discouraging potentially attractive change of control offers.

         In addition, we have adopted a shareholder rights plan which may have the effect of impeding a hostile attempt to acquire control of us.

LARGE AMOUNTS OF OUR COMMON STOCK MAY BE RESOLD INTO THE MARKET IN THE FUTURE WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

         If we issue a significant amount of common stock, convertible preferred stock or warrants, the market price of our common stock may be adversely affected.

         As of June 15, 2000, 179.6 million shares of our common stock were issued and outstanding. 126.0 million of these shares, or 70.2% are freely tradeable. The remaining 53.6 million shares, or 29.8% of our issued and outstanding common stock are restricted shares, but are available for resale in the public market under our currently effective registration statements or exemptions from the registration requirements of the Securities and Exchange Commission. In addition, as of June 15, 2000, we had issued options to purchase
8.6 million shares of common stock and these options are currently exercisable for 3.1 million shares of common stock. The market price of our common stock could drop significantly if future sales of substantial amounts of our common stock occur, or if the perception exists that substantial sales may occur.

                              SELLING SHAREHOLDERS

         The following table sets forth the name of each selling shareholder, the total number of shares of our common stock beneficially owned by each selling shareholder as of June 15, 2000, and the total number of shares that each selling shareholder may offer and sell pursuant to this prospectus. The selling shareholders and certain of their respective pledgees, donees, transferors and other successors in interest may offer all, none or a portion of the shares of common stock offered pursuant to this prospectus. See "Plan of Distribution". The exact number of shares of common stock that each selling shareholder may retain upon completion of this offering cannot be determined at this time. However, if all shares of common stock offered pursuant to this prospectus are sold, upon completion of this offering no selling shareholder will own more than 1% of our common stock. Except as otherwise indicated by footnotes below, none of the selling shareholders has had any position, office or other material relationship with the company within the past three years.


                                                                                                                       SHARES
                                                                      SHARES                                        BENEFICIALLY
                                                                   BENEFICIALLY            SHARES OFFERED            OWNED AFTER
                 NAME OF BENEFICIAL OWNER                            OWNED (1)                 HEREBY               THE OFFERING
----------------------------------------------------------      -------------------     --------------------     -------------------

                                                                                                                                  --
Somerset Capital Partners(2)..............................                7,779,849                7,929,849                      --
John Winfield.............................................                  500,000                  500,000                      --
Intergroup Corporation....................................                  500,000                  500,000                      --
Winston Partners, L.P.....................................                1,605,000                1,605,000                      --
Roy T. Oliver, Jr.(3).....................................                8,120,462                8,195,462                      --
Oliver Family Trust(4)....................................                  495,312                  495,312                      --
U.S. Rig & Equipment, Inc.(5).............................                1,127,079                1,127,079                      --
Michael D. Oliver(6)......................................                1,605,000                1,605,000
Don Bodard 1995 Revocable Trust...........................                1,714,602                1,714,602                      --
Roberds Johnson Industries, Inc...........................                  399,282                  399,282                      --
Craig Cannon..............................................                  277,053                  277,053                      --
GCT Investments, Inc......................................                1,187,100                1,187,100                      --
Empire Holdings, Ltd......................................                  100,657                  100,657                      --
Layton Humphrey...........................................                  705,222                  705,222                      --
John Day..................................................                  162,953                  162,953                      --
John Mullen III...........................................                  508,605                  508,605                      --
Spencer Finance Corp......................................                3,297,436                3,297,436                      --
B.F. Interest, Inc........................................                  618,540                  618,540                      --
Gilbo Invest A/S..........................................                  442,581                  422,581                      --
Thomas P. Richards(7).....................................                1,159,080                1,400,000                      --
Richards Brothers Interests, L.P.(8)......................                  550,000                  750,000                      --
William R. Ziegler(9).....................................                7,779,849                7,774,849                   5,000
William T. Donovan(10)....................................                  446,882                  521,882                      --
Cambridge Associates, L.P. (10)...........................                  268,660                  268,660                      --
James K.B. Nelson(11).....................................                4,769,091                4,769,091                      --
Felicity Ventures, Ltd.(12)...............................                3,129,798                3,129,798                      --
Steven A. Webster (13)....................................                7,779,849                7,778,849                   1,000
Texas A&M Foundation(14)..................................                1,500,000                1,500,000                      --
Texas A&M Foundation Trust Company(14)....................                1,500,000                1,500,000                      --
Frank M. Brown(15)........................................                    3,000                   75,000                   3,000
Ivar Siem(16).............................................                  114,500                  114,500                      --
David J. Lubar............................................                  678,654                  678,654                      --
Sheldon B. Lubar..........................................                  641,022                  641,022                      --
Kristine L. Thomson.......................................                  619,418                  619,418                      --
Marianne S. Lubar.........................................                  553,411                  553,411                      --
Tamarack Petroleum Company, Inc...........................                  531,047                  531,047                      --


                                                                                                                       SHARES
                                                                      SHARES                                        BENEFICIALLY
                                                                   BENEFICIALLY            SHARES OFFERED            OWNED AFTER
                 NAME OF BENEFICIAL OWNER                            OWNED (1)                 HEREBY               THE OFFERING
----------------------------------------------------------      -------------------     --------------------     -------------------

Joan P. Lubar 1995 Descendants Trust......................                  351,926                  351,926                      --
Susan L. Solvang 1995 Descendants Trust...................                  351,926                  351,926                      --
Joan P. Lubar.............................................                  276,839                  276,839                      --
James I. Uihlein Trust No. 4..............................                  255,784                  255,784                      --
Robert A. Uihlein III Trust No. 4.........................                  255,784                  255,784                      --
Christopher H. Guenther...................................                  247,169                  247,169                      --
Susan Lubar Solvang.......................................                  239,450                  239,450                      --
James C. Rowe.............................................                  208,180                  208,180                      --
Charles I. Trainer 1971 Trust.............................                  172,359                  172,359                      --
Robert B. Trainer, Jr. 1971 Trust.........................                  172,359                  172,359                      --
Steven U. Trainer.........................................                  172,359                  172,359                      --
Cathy B. Rowe.............................................                  128,490                  128,490                      --
James I. Uihlein Trust No. 3..............................                  127,899                  127,899                      --
Robert A. Uihlein III Trust No. 3.........................                  127,899                  127,899                      --
Robert B. Trainer 1973 Trust..............................                  103,419                  103,419                      --
Sheldon & Marianne Lubar 1992 Grandchildrens'                                90,172                   90,172                      --
         Trust............................................
Peter E. Scherer..........................................                   51,709                   51,709                      --
John E. Scherer, Jr.......................................                   51,709                   51,709                      --
Joseph Rochford Lubar 1991 Trust..........................                   37,388                   37,388                      --
Isabelle Kristina Solvang 1990 Trust......................                   37,388                   37,388                      --
Issac Lubar Siegel 1995 Trust.............................                   37,388                   37,388                      --
Hanna Ernestine Lubar 1991 Trust..........................                   37,388                   37,388                      --
Sonay Ingrid Solvang 1990 Trust...........................                   37,388                   37,388                      --
Simen A.L. Solvang 1990 Trust.............................                   37,388                   37,388                      --
Patrick Israel Lubar 1994 Trust...........................                   37,388                   37,388                      --
John Lubar Thomson 1991 Trust.............................                   28,041                   28,041                      --
Joseph N.S. Thomson 1991 Trust............................                   28,041                   28,041                      --
Madeline C. Thomson 1991 Trust............................                   28,041                   28,041                      --
Rowe Nominees.............................................                    7,479                    7,479                      --
Richard A. Van Deuren.....................................                    5,372                    5,372                      --
Wilhelm Reckendress.......................................                  174,015                  174,015                      --
Gertrud Ellermann.........................................                  164,631                  164,631                      --
W.B. Harrison, Jr.........................................                  146,171                  146,171                      --

----------

(1) Unless noted otherwise, all shares of common stock are beneficially owned by the selling shareholders.

(2) Includes 5,000 shares of common stock owned by William R. Ziegler, 1,000 shares of common stock owned by Steven A. Webster, 150,000 shares of common stock which Mr. Ziegler may acquire upon exercise of options, of which 75,000 are currently exercisable, and 150,000 shares of common stock which Mr. Webster may acquire upon exercise of options, of which 75,000 are currently exercisable. Messrs. Ziegler and Webster are both directors of Grey Wolf, Inc.

(3) Includes 8,045,462 shares of common stock owned by Roy T. Oliver, Jr., one of our directors, and 150,000 shares of common stock which he may acquire upon exercise of options, of which 75,000 are currently exercisable. Does not include 1,127,079 shares of common stock beneficially owned through U.S. Rig & Equipment, an entity that is wholly-owned and controlled by Mr. Oliver, 23,876 shares of common stock beneficially owned through Mr. Oliver's minor children and 495,312 shares of common stock owned by the Oliver Family Trust for the benefit of

         Mr. Oliver's children. Mr. Oliver disclaims beneficial ownership of the shares of common stock owned by U.S. Rig & Equipment, his children and the trust.

(4) The Oliver Family Trust is a trust established for the benefit of the children of Roy T. Oliver, Jr.

(5)      U.S. Rig & Equipment is wholly owned and controlled by Roy T. Oliver,
         Jr.

(6) Represents shares Michael D. Oliver may acquire upon exercise of an option granted by U.S. Rig & Equipment. Roy T. Oliver, Jr. is Michael
         D. Oliver's brother.

(7) Includes 609,800 shares of common stock which may be acquired upon exercise of currently exercisable options and 550,000 shares of common stock beneficially owned by Richards Brothers Interests, L.P., an affiliate of Mr. Richards. Mr. Richards is the President, Chief Executive Officer and Chairman of the Board of Grey Wolf, Inc.

(8) Includes 300,000 shares of common stock and 450,000 shares of common stock which may be acquired upon exercise of options, of which 250,000 are currently exercisable. Richards Brothers Interests, L.P. is a limited partnership controlled by Thomas P. Richards.

(9) Includes 5,000 shares of common stock, 150,000 shares of common stock which may be acquired upon exercise of options, of which 75,000 are currently exercisable, and 7,784,849 shares of common stock offered under this prospectus by Somerset Capital Partners. Mr. Ziegler is a director of Grey Wolf, Inc. and a general partner of Somerset Capital Partners.

(10) Includes 54,604 shares of common stock owned by Cambridge Associates, L.P. and 150,000 shares of common stock which Mr. Donovan may acquire upon exercise of options, of which 75,000 are currently exercisable. Mr. Donovan, one of our directors, is a general partner of Cambridge Associates, L.P. Mr. Donovan disclaims beneficial ownership of 214,056 shares of common stock owned by Cambridge Associates, L.P.

(11) Includes 1,564,293 shares of common stock, 150,000 shares of common stock which Mr. Nelson may acquire upon exercise of options, of which 75,000 are currently exercisable and 3,129,798 shares of common stock owned by Felicity Ventures Ltd., an affiliate of Mr. Nelson. Of the shares of common stock offered by Mr. Nelson under this prospectus, an aggregate of up to 1,500,000 shares of common stock may be donated to the Texas A&M Foundation and the Texas A&M Foundation Trust Company, as trustee of a charitable reminder trust for which Mr. Nelson will be an income beneficiary. Mr. Nelson is a director of Grey Wolf, Inc.

(12)     James K. B. Nelson indirectly controls Felicity Ventures, Ltd.

(13) Includes 1,000 shares of common stock, 150,000 shares which may be acquired upon exercise of options, of which 75,000 are currently exercisable, and 7,784,849 shares of common stock offered under this prospectus by Somerset Capital Partners. Mr. Webster is a director of Grey Wolf, Inc. and a general partner of Somerset Capital Partners.

(14)     Represents shares of common stock that may be donated by James K. B.
         Nelson.

(15) Includes 3,000 shares of common stock owned by Frank Brown and 75,000 shares of common stock which Mr. Brown may acquire upon exercise of options, of which none are currently exercisable. Mr. Brown is a director of Grey Wolf, Inc.

(16) Mr. Siem was Chairman of the Board of the Company from August 1995 to November 1999 and a director of Grey Wolf, Inc. until May 2000.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell shares of our common stock from time-to-time in transactions, including block transactions, on the exchanges or quotation systems on which our common stock may be then listed or quoted, or in transactions not crossing any exchange or public market. Shares may be sold in privately-negotiated transactions, in underwritten offerings, or by a combination of such methods of sale. Sales of shares of common stock may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. As used in this prospectus, "selling shareholders" includes pledgees, donees, transferees and other successors in interest to the selling shareholders selling shares received from a selling stockholder after the date of this prospectus. The selling shareholders may sell shares of our common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The compensation received by any broker-dealer may be in excess of customary commissions.

         Other methods by which the shares of our common stock may be sold include, without limitation:

         o "at the market" to or through market makers or into an existing market for our common stock;

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         o through transactions in options or swaps or other derivatives, whether exchange-listed or otherwise;

         o        through short sales; or

         o        any combination of any such methods of sale.


         The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to those broker dealers of the common stock offered by this prospectus, which common stock such broker-dealers may resell under this prospectus. The selling shareholders may also sell common stock offered by this prospectus in compliance with the requirements of Rule 144 of the Securities Act.

         The selling shareholders and any broker-dealers who act in connection with the sale of shares of our common stock under this prospectus may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         Under certain registration rights agreements with certain of the selling shareholders, we have agreed to indemnify certain of the selling shareholders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such selling shareholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

         After we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o        the number of shares of our common stock involved;

         o        the price at which such the common stock was sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transaction.


                                 LEGAL MATTERS

         The legality of the securities will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed for the underwriters by counsel identified in the related prospectus supplement.


                                    EXPERTS

         The consolidated financial statements of Grey Wolf, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions.


Registration Fee Under Securities Act..............................................           $  19,190
Legal Fees and Expenses............................................................              10,000
Accounting Fees and Expenses.......................................................               2,500
Printing and Engraving Expenses....................................................               5,000
Miscellaneous Fees.................................................................               5,000
                                                                                              ---------
         Total.....................................................................           $  41,690

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for:

                  o a breach of the director's duty of loyalty to the corporation or its shareholders,

                  o acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law,

                  o any transaction from which the director received an improper benefit, or

                  o an act or omission for which the liability of a director is expressly provided by an applicable statute.

         Article Ten of our Articles of Incorporation, as amended, states that a director is not liable to the company or its shareholders for monetary damages except to the extent otherwise expressly provided by the statutes of the State of Texas.

         In addition, Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director.

         The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person:

                  o        conducted himself in good faith;

                  o reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

                  o in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

         A person may be indemnified under Article 2.02-1 of the TBCA against

                  o        judgments,

                  o        penalties (including excise and similar taxes),

                  o        fines,

                  o        settlements, and

                  o reasonable expenses actually incurred by the person (including court costs and attorneys' fees).

         However, if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

         Under Article 2.02-1 of the TBCA a corporation may:

                  o indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors,

                  o indemnify and advance expenses to directors and such other persons set forth above to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law.

                  o purchase and maintain insurance or another arrangement on behalf of directors and such other persons set forth above against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

         The Bylaws of the company set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 of the TBCA described above.

         The company maintains directors' and officers' insurance. The company has entered into agreements to indemnify certain of its executive officers regarding liabilities that may result from such officer's service as an officer or director of the company.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits


     EXHIBIT
     NUMBER                                          DESCRIPTION
     ------                                          -----------

               *5.1   --       Opinion of Porter & Hedges, L.L.P.
              *23.1   --       Consent of KPMG LLP.
              *23.2   --       Consent of Porter & Hedges, L.L.P. (included in
                               Exhibit 5.1).
              *24.1   --       Powers of Attorney (included on signature page).

---------

*        Filed herewith.

ITEM 17.          UNDERTAKINGS

         (a)      The undersigned company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933 (the "Securities
                  Act");

                           (ii) to reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the undersigned company pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 6th day of July 2000.

                                GREY WOLF, INC.



                                By:  /s/ DAVID W. WEHLMANN
                                     -------------------------------------
                                     David W. Wehlmann,
                                     Senior Vice President and Chief Financial
                                     Officer





                               POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf, Inc. to comply with the Securities Act of 1933, as amended (the "Securities Act") and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                 SIGNATURE                                        TITLE                                   DATE
                 ---------                                        -----                                   ----


/s/ THOMAS P. RICHARDS                               Chairman of the Board, President                June 29, 2000
-------------------------------------------            and Chief Executive Officer
Thomas P. Richards

/s/ WILLIAM R. ZIEGLER                                Vice Chairman of the Board and                  July 6, 2000
-------------------------------------------                      Director
William R. Ziegler

/s/ WILLIAM T. DONOVAN                                           Director                             July 6, 2000
-------------------------------------------
William T. Donovan

                                                                 Director                             July 6, 2000
-------------------------------------------
James K. B. Nelson

/s/ ROY T. OLIVER, JR.                                           Director                             July 3, 2000
-------------------------------------------
Roy T. Oliver, Jr.

                                                                 Director                             July 6, 2000
-------------------------------------------
Frank M. Brown

/s/ STEVEN A. WEBSTER                                            Director                             July 6, 2000
-------------------------------------------
Steven A. Webster

/s/ DAVID W. WEHLMANN                                   Senior Vice President and                     July 6, 2000
-------------------------------------------              Chief Financial Officer
David W. Wehlmann                                     (Principal Financial Officer)

/s/ MERRIE S. COSTLEY                                 Vice President and Controller                   July 6, 2000
-------------------------------------------           (Principal Accounting Officer)
Merrie S. Costley

                               INDEX TO EXHIBITS



     EXHIBIT
     NUMBER                DESCRIPTION
     ------                -----------

               *5.1   --   Opinion of Porter & Hedges, L.L.P.
              *23.1   --   Consent of KPMG LLP.
              *23.2   --   Consent of Porter & Hedges, L.L.P. (included in
                           Exhibit 5.1).
              *24.1   --   Powers of Attorney (included on signature page).

---------

*        Filed herewith.